                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               SL INDUSTRIES, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

             New Jersey                                 21-0682685
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)

520 Fellowship Road, Suite A114, Mt. Laurel, N.J.          08054
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(Address of Principal Executive Offices)                 (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section  12(b)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(c), please check the following box.  /X/

If this form relates to the  registration  of a class of securities  pursuant to
Section  12(g)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(d), please check the following box. / /

Securities Act registration statement file number to which this form relates: ________

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class               Name of Each Exchange on Which Each
           to be so Registered                     Class is to be Registered
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 Common Stock, $.20 par value per share        American Stock Exchange
                                               Philadelphia Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

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                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

            In connection  with the listing of the common stock,  $.20 par value per share (the "Common Stock"), of SL Industries, Inc., a New Jersey corporation
(the "Company"), on the American Stock Exchange and concurrent withdrawal of the
Common Stock on the New York Stock Exchange,  the Company is hereby amending the
Registration  Statement  on Form 8-A relating to the Common Stock filed with the
Securities and Exchange Commission (the "SEC") on September 10, 1984. The Common
Stock will also continue to be listed on the Philadelphia Stock Exchange.

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
            --------------------------------------------------------

            As of  April  22,  2003,  the  Company's  authorized  capital  stock consisted of 25,000,000 shares of Common Stock and 6,000,000 shares of preferred stock, no par value. As of that date, the Company had 5,907,700 shares of Common
Stock outstanding and no shares of preferred stock outstanding. The following is a summary of the material terms of the Company's Common Stock. This summary does not purport to be complete  and is qualified in its entirety by reference to the
Company's articles of incorporation, as amended, and by-laws, as amended.

VOTING RIGHTS.  Each share of the Company's Common Stock is entitled to one vote in the  election of  Directors  and other  matters.  A majority of shares of our voting  stock  constitute  a quorum at any meeting of  shareholders.  Holders of
Common Stock are not entitled to cumulative voting rights.

DIVIDENDS.  Subject  to the  preferential  rights of any  outstanding  shares of preferred stock and the  restrictive  terms of the Company's  credit  agreement, which  restricts the payment of  dividends,  dividends may be paid to holders of
Common Stock as may be declared by the Company's Board of Directors out of funds legally available for that purpose. The Company does not intend to pay dividends at the present time or in the near future.

LIQUIDATION.  If the Company  liquidates,  dissolves or winds-up  its  business, either  voluntarily  or not,  holders of Common  Stock will receive pro rata all assets remaining after the Company pays its creditors.

MISCELLANEOUS.  Holders  of  Common  Stock  have  no  preemptive,  subscription, redemption, or conversion rights.

            The transfer  agent and  registrar  for the Common Stock is American
Stock Transfer Company.

                                      -2-

ITEM 2.         EXHIBITS.
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Exhibit No.     Description
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    3.1         Articles of  Incorporation.  Restated Articles of Incorporation.
                Incorporated by reference to Exhibit 3.1 to the Company's report on Form 10-K for the fiscal year ended December 31, 2000.

    3.2         By-Laws. Restated By-Laws.  Incorporated by reference to Exhibit
                3.2 to the  Company's  report on Form 10-K for the  fiscal  year ended December 31, 2000.

    4.1         Form of Specimen Stock  Certificate for the registrant's  Common
                Stock (transmitted herewith).

                                      -3-

                                    SIGNATURE

            Pursuant  to  the  requirements  of  Section  12 of  the  Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 29, 2003                      SL INDUSTRIES, INC.

                                           By: /s/ Warren Lichtenstein
                                               ---------------------------------
                                               Name:  Warren Lichtenstein
                                               Title: Chairman of the Board